Exhibit 5

Gerald Einhorn

1751 East Oakridge Drive

Salt Lake City, Utah 84106

Telephone (801) 575-8073, Ext. 102

Facsimile (801) 575-8092

December 21, 2007

WWA Group, Inc.

2465 West 12th Street, Suite 2

Tempe, Arizona 85281

Gentlemen,

I am an attorney at law, admitted to practice in the State of New York, and I have been requested by you to provide an opinion as to whether WWA Group, Inc. (“WWA”) has legally issued 1,211,119 shares of fully paid and non-assessable common stock and 576,973 shares underlying warrants to purchase shares of common stock in accordance with the applicable laws of the State of Nevada.

My opinion is provided within the framework of Nevada law as codified in the Nevada Revised Statutes (“NRS”) and is predicated on an examination of pertinent documentation related to WWA in connection with the issuance and intended registration of common shares and of shares underlying warrants. The documentation examined includes WWA’s articles of incorporation filed with the Nevada Secretary of State on November 26, 1996, three certificates of amendment to its articles of incorporation filed on August 29, 1997, May 8, 1998, and September 25, 2003, and its bylaws adopted on November 12, 1996. The certificates of amendment include name changes from Conceptual Technologies, Inc. to Novamed, Inc. and to WWA Group, Inc. I have also examined WWA’s registration statement on Form SB-2. Further, I have obtained from the Nevada Secretary of State a Business Entity Information Form which declares the status of WWA as “active” as of December 17, 2007.

Based on my examination of the foregoing documentation in accordance with the laws of the State of Nevada, I have concluded the following:

1.	WWA was incorporated on November 12, 1996 pursuant to the laws of the State of Nevada and is in active standing as of December 17, 2007.

2.

WWA is authorized to issue 50,000,000 shares of common stock, par value $0.001. Therefore the issuance of 1,211,119 common shares and 576,973 shares underlying warrants to purchase shares of common stock in addition to those securities outstanding is within the limits of its authorized capitalization.

3.

There is no restriction on control of share ownership or transfer in WWA’s articles or bylaws, of the types contemplated by NRS 78.242 (rights of refusal/mandatory purchases) or 78.267 (preemptive rights). Accordingly, the ownership or transfer of issued stock or of shares underlying warrants is not subject to any type of restriction.

4.	Although NRS 78.275 states generally that corporate stock may be assessable, however, this section is not considered applicable when corporate stock is issued as fully paid and non-

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Exhibit 5

assessable. My examination of the pertinent documentation indicates that shares of WWA were issued as fully paid and non-assessable.

I am therefore of the opinion that under Nevada law, WWA’s 1,211,119 issued and outstanding common shares and 576,973 shares underlying warrants to purchase shares of common stock are legally issued, fully paid and non-assessable.

Sincerely,

/s/ Gerald Einhorn

Gerald Einhorn

Member, New York State Bar

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